Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157529, 333-68868, 333-93105, 333-140419, 333-69863, and 333-207811 on Form S-8, Registration Statement No. 333-211807 on Form S-3, and Registration Statement No. 333-187003 on Form S-4, of our report dated February 26, 2018, relating to the consolidated financial statements of US Ecology Inc. and subsidiaries, and the effectiveness of US Ecology Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of US Ecology Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

February 26, 2018